FORM N-SAR
Exhibit 77K

MAINSTAY FUNDS TRUST

811-22321

 August 29, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4720

Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated August 29, 2013, of MainStay Funds Trust and are in agreement with the statements in the second paragraph.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP